Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of July 16, 2010, by and between SM Energy Company, a Delaware corporation (the “Company”), and Milam Randolph Pharo (the “Executive”) (with the Company and Executive collectively referred to herein as the “Parties” and individually at times as a “Party”).

WHEREAS, Executive has been employed by the Company in various senior legal officer and management positions for over fourteen years;

WHEREAS, Executive is a participant in various incentive compensation plans and programs of the Company which comprise a significant portion of Executive’s total compensation opportunities with the Company;

WHEREAS, Executive desires to retire from the Company pursuant to the terms and conditions of this Agreement, and Executive’s employment with the Company will thereby terminate by agreement of Executive and the Company (the “Separation”), effective as of 11:59 P.M. on December 31, 2010 (the “Separation Date”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Company and Executive agree as follows:

1. Separation Date.  Effective as of the Separation Date, Executive shall retire from his position as Senior Vice President and General Counsel of the Company, and any other offices which he holds at the Company or any of its subsidiaries, and shall cease to be employed by the Company.  After the Separation Date, Executive shall not represent himself as being an employee, officer, agent, or representative of the Company for any purpose.

2. Payment Obligations.  The Parties acknowledge and agree that, provided, except with regard to clause (a) below, this Agreement is signed and not revoked by Executive pursuant to Section 16(d) of this Agreement, and so long as Executive continues to comply with Section 5 of this Agreement, Executive shall receive the following payments and benefits (in addition to payments and benefits pursuant to Executive’s vested rights as of the Separation Date in employee benefit plans and programs of the Company, which vested rights shall not be affected by this Agreement):

(a) Base Salary and Accrued Vacation.  Executive shall receive his base salary through the Separation Date in accordance with the Company’s normal payroll practices, less (i) all applicable withholding taxes and (ii) other customary payroll deductions authorized by Executive.  The Parties acknowledge and agree that all of Executive’s accrued but unused vacation will be paid to Executive in his final regular payroll check.

(b) Severance Payment.  The Company shall pay Executive a severance payment in the amount of one million two hundred thousand dollars and no cents ($1,200,000.00) (the “Severance Payment”).  The Severance Payment shall be paid on the Separation Date, unless payment on the Separation Date would result in a failure to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in which event the Severance Payment shall be paid pursuant to Section 15(b) of this Agreement.  The Severance Payment shall be subject to any applicable withholding taxes.

(c) Health, Medical, and Dental Insurance.  Until the first to occur of the expiration of twelve (12) months from the Separation Date or the date on which Executive becomes employed or self-employed, provided that serving as a member of a board of directors or consulting on a part-time basis shall not constitute self-employment for such purposes (the “Benefits Termination Date”), the Company shall reimburse Executive for the additional costs, including any additional tax costs associated with such reimbursements, of obtaining health, medical, and dental insurance benefits equivalent (e.g., for health, medical, and dental, family coverage versus employee only) to the plans in which he currently participates as follows: (i) the Company shall reimburse Executive for the additional costs in continuing group health, medical, and dental benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of twelve (12) months from the Separation Date (“COBRA Benefit Continuation Period”).  Executive shall bear full responsibility for applying for COBRA coverage under this Section 2(c), and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, medical, or dental insurance coverage.  Reimbursements under this Section 2(c) shall be made on a monthly basis, but in no event later than the last day of the calendar year following the year in which the expenses were incurred.  Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for health, medical, or dental coverage hereunder.  The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.  Executive shall provide the Company with notice of any subsequent employment or self-employment under which equivalent health, medical, or dental coverage becomes available within thirty (30) days of the commencement of such employment.

3. Code Section 280G.

(a) If any payment or benefits received or to be received by Executive pursuant to this Agreement are or are deemed to be in connection with a change in ownership or control, within the meaning of Section 280G of the Code (or any successor provision thereto), (such payments or benefits shall hereinafter be referred to as the “Total Payments”) and would be subject to an excise tax as provided for in Section 4999 of the Code (the “Excise Tax”), the Total Payments shall be reduced to the greater of (i) the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax, or (ii) the largest amount, up to the full amount of the Total Payments, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), that results in Executive’s receipt, on an after-tax basis, of the greater amount of payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.  The intent of the foregoing provision is to reduce the Total Payments only in the event and to the extent that doing so will maximize the net present value of the payments, on an after-tax basis, to be received by Executive.  Unless Executive shall have given prior written notice to the Company specifying a different order, the Company shall reduce or eliminate the payments or benefits by first reducing or eliminating the portion of the payments or benefits that are not payable in cash and then by reducing or eliminating cash payments, in each case, in reverse chronological order, starting with payments or benefits that are to be paid farthest in time from the applicable determination of the Accounting Firm (as defined below).  Any written notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any plan, agreement, or arrangement governing Executive’s entitlement and rights to such payments or benefits.

(b) All determinations under this Section 3 shall be made by a nationally recognized accounting firm selected by Executive (the “Accounting Firm”), and the Company shall pay all costs and expenses of the Accounting Firm.  The Company shall cooperate in good faith in making such determinations and in providing the necessary information for this purpose.

4. Indemnification.  Notwithstanding anything herein to the contrary, the Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the date of this Agreement, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded the greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company maintains generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company director or officer), against all costs, charges, and expenses whatsoever incurred or sustained by him or his legal representatives (including, but not limited to, any judgment entered by a court of law) at the time such costs, charges, and expenses are incurred or sustained, in connection with any action, suit, or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his employment with the Company or by reason of his having been a director, officer, or employee of the Company, or any subsidiary of the Company, or his having served any other enterprise as a director, officer, or employee at the request of the Company.  Executive’s rights under this Section 4 shall continue without time limit for so long as he may be subject to any such liability.  For the avoidance of doubt, except as set forth in Section 10, the Company will not indemnify Executive in connection with any suit or proceeding by the Company against Executive to enforce the terms of this Agreement.

5.	Protection of Confidential Information; Protection of Intellectual Property; Non-Disparagement and Cooperation; Non-Solicitation of Employees; Acknowledgements; Modification By Court.

(a) Protection of Confidential Information.  Executive understands and acknowledges that during Executive’s employment with the Company, Executive has been and was making use of, acquiring, and/or adding to the Company’s Confidential Information (as defined below).  In order to protect the Confidential Information, Executive agrees that, subject to the provisions below, he will not in any way utilize or disclose any of the Confidential Information, whether for Executive’s own benefit or the benefit of any person or entity except the Company.  The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, or of others that do business with the Company that the Company has received or may during Executive’s tenure receive, including but not limited to the following general categories: (i) trade secrets; (ii) lists, schedules, reports, and other information about current and prospective oil and natural gas exploration, exploitation, development, acquisition, and production projects; (iii) plans or strategies for oil and natural gas exploration, exploitation, development, production, acquisitions, divestitures, or other business development; (iv) production, sales, and account records; (v) prices or pricing strategy or information, including hedging information; (vi) current and proposed net asset valuation methodologies; (vii) engineering and technical data related to oil and natural gas reserves and resources; (viii) methods, systems, techniques, procedures, designs, formulae, inventions, and know-how; (ix) personnel information; (x) legal advice and strategies; and (xi) other information of a similar nature not known or made available to the public (other than by breach of this Agreement).  Confidential Information includes any such information that Executive prepared or created during his employment or position with the Company, as well as such information that has been or during Executive’s tenure may be created or prepared by others.  This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or confidential information.  Confidential Information shall not include information that is or becomes publicly known, unless through a breach of this Agreement by Executive or Executive knows such information became publicly known as a result of a breach by any other person or entity of a confidentiality obligation.  In addition, Executive hereby agrees that the background and negotiations of this Agreement are strictly confidential, and Executive will not disclose, directly or indirectly, any information concerning such matters to any third party, with the exception of Executive’s spouse and financial and legal advisors, provided that each such third party agrees to keep such information confidential and not disclose it to others.  Notwithstanding anything to the contrary contained in the foregoing, the provisions of this Section 5(a) shall not be deemed to be violated by Executive as a result of making truthful disclosures in any legal proceeding or as otherwise required by federal, state, or local law, and notwithstanding any other provision of this Agreement, Executive shall be permitted to retain and utilize for his own personal or business use, legal forms and related documents, in whatever medium, prepared or developed by Executive during his tenure with the Company, provided that any non-public Company or third-party specific information contained in such forms and related documents shall be redacted and not disclosed.

(b) Protection of Intellectual Property.  Executive agrees that any Confidential Information, as well as any idea, invention, copyrightable (other than papers previously prepared and publicly presented by Executive) or patentable work, improvement, technique, design, method, development, product, service, technology, writing, discovery, and the like, whether tangible or intangible, directly or indirectly resulting or arising from, or created through, the Company’s business, in which a property interest exists or may exist if asserted under federal or state law (hereafter “Intellectual Property”), is the sole and exclusive property of, and Executive hereby assigns all of his interest therein to, the Company, with all copyrightable Intellectual Property to be deemed “works for hire” under the federal Copyright Act.  To the extent that Executive retains any interest in such Intellectual Property, Executive further agrees to, at the Company’s request and expense, but without additional compensation to Executive, assist the Company or its designee in obtaining patents and copyrights therefor that are deemed suitable for United States patents or copyrights and will execute all documents and do all things necessary to obtain patents, copyrights, trademarks, and trade names, or to otherwise vest the Company with full and exclusive title thereto.

(c) Non-Disparagement and Cooperation.  Neither Executive nor any person acting on his behalf shall disparage or cause to be disparaged, whether directly or indirectly, the Company in any forum or through any medium of communication.  Executive further agrees not to initiate any contact with or respond to any inquiry by the press or other media regarding the Company.  In addition, Executive shall continue to perform his normal duties for the Company through the Separation Date at a level and in a manner reasonably requested by the Company, and in connection therewith shall cooperate fully with the Company’s reasonable requests relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to other employees as the Company may designate.  No director or officer of the Company shall disparage or cause to be disparaged, whether directly or indirectly, Executive in any forum or through any medium of communication.

(d) Non-Solicitation of Employees.  Executive hereby agrees that for a period of twelve (12) months following the Separation Date, he will not, directly or indirectly, (i) solicit for hiring any employee of the Company or seek to persuade any employee of the Company to discontinue or otherwise modify his or her employment with the Company, or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with the Company.  Executive further agrees not to assist any person or entity, directly or indirectly, to engage in conduct prohibited by this Section.

(e) Acknowledgements.  Executive acknowledges and agrees that the restrictions set forth in this Section 5 are critical and necessary to protect the Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration.  Executive and the Company each acknowledges and agrees that, in the event that he or it breaches any of the provisions in this Section 5, the Company or Executive, as appropriate, shall be entitled to injunctive relief, in addition to any other damages to which it or he may be entitled, as well as the costs and reasonable attorneys’ fees it or he incurs in enforcing its or his rights under this Section 5.  Executive further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement by the Company will not be a defense to the Company’s enforcement of the restrictions set forth in this Section 5 and (ii) the Company’s obligations to make any payments or confer any benefit created by operation of this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the Separation Date, will automatically and immediately terminate in the event that Executive breaches any of the obligations in this Section 5.  Nothing in this Section shall be construed to prevent Executive from bringing suit against the Company in the event the Company exercises its right under the preceding sentence to cease payments and benefits under this Agreement for an alleged breach by Executive of any obligations in this Section 5.  The Parties agree that Executive will, without posting any bond, be entitled to equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions, or any other equitable remedy which may then be available for a breach or threatened breach of Section 5(c) by any director or officer of the Company.

(f) Modifications By Court.  If any covenant set forth in this Section 5 is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenant be equitably reformed or modified only to the extent necessary to render it valid and enforceable in all respects.  In the event that the time period and/or scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or scope only to the extent necessary to render such covenant reasonable, valid, and enforceable in all respects.

6. Material Inducement; Specific Performance.  Executive acknowledges and agrees that the covenants entered into by Executive in Section 5 are essential elements of the Parties’ agreement as expressed herein, are a material inducement for the Company to enter into this Agreement, and the breach thereof would be a material breach of this Agreement.  Executive further acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions, or any other equitable remedy which may then be available.

7. Litigation Support; Cooperation.  Executive agrees that he will reasonably assist and cooperate with the Company, at the Company’s sole cost and expense, in a manner so as to not unreasonably interfere with any other employment obligations of Executive, in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations, or proceedings relate to services performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive.  Executive further agrees that he will cooperate fully with Company’s reasonable requests relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate.  Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 7, at the Company’s sole cost and expense and in a manner so as to not unreasonably interfere with any other employment obligations of Executive.  If Executive determines in good faith that separate counsel is necessary in connection with his compliance with this Section 7 as a result of a bona fide claim filed against Executive or the Company, then the Company shall pay all reasonable fees and expenses of such counsel retained by Executive in connection herewith.  This covenant shall expire and be of no further force or effect on December 31, 2012.

8. Return of Company Property.  Except as otherwise provided herein, Executive agrees to return to the Company by the Separation Date, and not retain, all of the Company’s property, including documents, data, and equipment (and any copies thereof) of any nature and in whatever medium; provided, however, that Executive shall be permitted to retain and utilize, for his own personal or business use, legal forms and related documents, in whatever medium, prepared or developed by Executive during his tenure with the Company, provided that any non-public Company or third-party specific information contained in such forms and related documents shall be redacted and not disclosed, and provided that the Company shall continue to be able to utilize such legal forms and related documents.

9. Removal of Personal Property.  Prior to the Separation Date, Executive shall have removed all personal items, including but not limited to, personally owned office furniture and artwork, from the premises of the Company.

10. Legal Fees.  The Company will pay or reimburse Executive, as incurred, for all legal fees and costs incurred by Executive in enforcing his rights under this Agreement, unless Executive’s claim was frivolous or was brought or pursued by Executive in bad faith.

11. Vested Rights in Other Compensation and Benefit Plans.  Executive’s vested rights as of the Separation Date in employee benefit plans and programs of the Company, including but not limited to the Company’s Equity Incentive Compensation Plan, Employee Stock Purchase Plan, Net Profits Interest Bonus Plan, Pension Plan, Supplemental Retirement Plan, and 401(k) Profit Sharing Plan (collectively, the “Other Compensation and Benefit Plans”), shall not be affected by this Agreement.

12. Receipt of Other Compensation and Participation in Other Compensation and Benefit Plans.  Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Separation Date Executive will not be due compensation for unpaid salary, unpaid bonus, severance, and accrued or unused vacation time or vacation pay from the Company or any of its operating divisions, subsidiaries, or affiliates, and that Executive’s participation in Other Compensation and Benefit Plans after the Separation Date shall be limited to the receipt of compensation and benefits pursuant to rights in Other Compensation and Benefit Plans vested as of the Separation Date and subject to the terms and conditions of the Other Compensation and Benefit Plans and any vested awards granted to Executive thereunder.

The Company shall promptly reimburse Executive for any previously unreimbursed business expenses incurred in the ordinary course of Executive’s employment on or before the Separation Date, provided that the Company’s policies of documentation and approval are satisfied.  Any such documentation must be submitted to the Company by Executive no later than 60 days after the Separation Date, and any such reimbursement shall be paid by the Company to Executive no later than 30 days after the submittal of the required documentation by Executive.

13. Death of Executive.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee(s), legatee(s), or other designee(s) of Executive or, if there is no such designee(s), to the estate of Executive.

14. Executive’s Confirmation for Sarbanes-Oxley Act Certification.  On the Separation Date, Executive agrees to execute a confirmation with respect to any matters of which he is then aware, or that he is not aware of any such matters, relating to the Company’s fiscal year ending December 31, 2010, that would be required to be disclosed in, or that would require a qualification of, the certifications of the principal executive officer and principal financial officer of the Company required to be filed with the Securities and Exchange Commission pursuant to (i) 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and (ii) Section 302 of the Sarbanes-Oxley Act of 2002; provided, however, that the Company will not file such confirmation with the Securities and Exchange Commission, but will rely on such confirmation in connection with its disclosure controls and procedures.

15. Code Section 409A.

(a) Parties’ Intent.  It is intended that any amounts payable under this Agreement shall either be exempt from or comply with the requirements of Section 409A(a)(2), (3), and (4) of the Code and all regulations, guidance, or other interpretative authority thereunder (the “Section 409A Requirements”) and shall be interpreted accordingly.  To the extent any of the payments or benefits required under this Agreement are, or, in the opinion of counsel to the Company or Executive, could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet the Section 409A Requirements, the Company and Executive hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel, and prepared by counsel to the Company, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the Section 409A Requirements.  In amending or reforming this Agreement for such purposes, the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting Executive to additional tax or interest; provided further, however, that the Company shall not be obligated to pay any additional material amount to Executive as a result of such amendment.

(b) Delayed Distribution to Key Employee.  If the Company determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Key Employee (as defined below) of the Company on the date his employment with the Company terminates and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement, and not otherwise exempt from Section 409A (for example as a “short term payment” or as “involuntary severance”), shall be delayed until the earlier of (i) the first day of the seventh (7th) calendar month commencing after Executive’s termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Section 409A of the Code (the “409A Delay Period”).  In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount on the first day of the seventh (7th) month coinciding with or following the end of the 409A Delay Period.  Any amounts delayed by reason of the prior sentence shall be credited with interest from the scheduled payment date through the date of actual payment at the Wall Street Journal Prime rate in effect as of the end of the applicable 409A Delay Period.  For purposes of this Agreement, the term “Key Employee” shall mean an employee who, on an Identification Date (the term “Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section.  If Executive is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

(c) Separate Payments.  Each payment required under this Agreement shall be considered a separate payment for purposes of determining the applicability of or exemption from Section 409A of the Code.

16. General Release.

(a) Except with respect to Executive’s rights under this Agreement, including but not limited to the rights under Sections 2, 3, 4, 10, and 11 hereof, Executive and Executive’s representatives, successors, and assigns release and forever discharge the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, executives, employees, attorneys, agents, and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions, or rights of action of any nature whatsoever (collectively “Executive’s Claims”), whether known or unknown, which Executive had, now has, or may have (provided, however, that Executive’s Claims accruing after the Separation Date shall not be released hereby) against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents, and trustees or administrators of any Company plan, including, without limitation, Executive’s Claims relating to or arising out of Executive’s employment with the Company, or for compensation for such employment, including any claims for incentive compensation or severance payments under any plan or practice maintained by the Company (the “General Release”).  Executive represents that Executive has not filed any action, complaint, charge, grievance, or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents, and trustees or administrators of any Company plan.

(b) Executive covenants that neither Executive, nor any of Executive’s respective heirs, representatives, successors, or assigns, will commence, prosecute, or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents, and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages, or liabilities which are to be released by the General Release, nor will Executive seek to challenge the validity of the General Release, except that this covenant not to sue does not affect Executive’s future right to enforce appropriately in a court of competent jurisdiction the applicable terms of this Agreement and any other vested rights or awards under the Other Compensation and Benefit Plans.

(c) By releasing the claims described in this Section 16, Executive does not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the Age Discrimination in Employment Act that arise after the effective date of this Agreement.

(d) Executive acknowledges that (i) Executive has been advised to consult with an attorney before executing this Agreement and that Executive has been advised by an attorney or has knowingly waived Executive’s right to do so, (ii) Executive has been offered a period of at least twenty-one (21) days to consider the release of claims included in this Agreement, such period commencing on July 16, 2010, the date this Agreement was delivered to Executive, (iii) Executive has a period of seven (7) days from the date he executes this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (iv) Executive fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly, and without coercion enters into this Agreement, and (v) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, the Executive Separation Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended), and/or any other local, state, or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Executive has granted hereunder.  Executive understands and agrees that the Company’s acknowledgment of this Agreement, payment of money and other benefits to Executive, and Executive’s signing of this Agreement, does not in any way indicate that Executive has any viable claims against the Company or that the Company admits any liability whatsoever.

17. General Provisions.

(a) Amendment and Waiver.  The terms of this Agreement may be modified, amended, or waived only in a writing signed by both the Company and Executive.  The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a wavier of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) Governing Law.  This Agreement will be governed by the laws of the State of Colorado, without regard to its conflict of laws rules.

(c) Survival; Entire Agreement.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement.  This Agreement contains the complete agreement among the Parties hereto with respect to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or among the Parties hereto, written or oral, that may have related to the subject matter hereof in any way.

(d) Severability.  If any provision or provisions of this Agreement shall be held invalid, illegal, or unenforceable for any reason whatsoever, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

(e) Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO.

(f) Arbitration.  The Parties agree to submit to binding arbitration before the American Arbitration Association all claims arising out of or relating to this Agreement.  This arbitration shall take place in Denver, Colorado, under the then prevailing commercial rules of the American Arbitration Association.  If the American Arbitration Association withholds its arbitration services for any reason, then the arbitration will instead be conducted by a bona fide neutral arbitration service provider reasonably acceptable to both Parties.  The arbitrator’s fees shall be split equally between Company and Executive unless the Parties agree otherwise.  Company and Executive shall each be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding, subject however to the provisions of Section 10 of this Agreement.  The arbitrator’s decision will be final and binding in accordance with the Federal Arbitration Act.  The arbitrator will not have the right to modify or change any of the terms of this Agreement.

(g) Successors; Binding Agreement.

(i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Such assumption and agreement shall be obtained prior to the effectiveness of any such succession.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

(ii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, permitted assigns, heirs, distributees, devisees, and legatees of the undersigned.

(iii) The Company may assign this Agreement in whole or in part, including any payment obligations hereunder, to any of its wholly-owned subsidiaries, provided that no such assignment shall relieve the Company of any of its obligations hereunder.  Executive may not assign this Agreement in whole or in part, without the prior written consent of the Company.

(h) Notices.  Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person, on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid.  If to Executive, the notice, request, or other communication must be addressed and sent to Executive at Executive’s address appearing in the personnel records of the Company, or such other address as Executive furnishes to the Company in accordance with this Section.  If to the Company, the notice, request, or other communication must be addressed to SM Energy Company, 1775 Sherman Street, Suite 1200, Denver, CO 80203, Attn: Chief Executive Officer, with a copy to the Vice President of Human Resources, or to such other address as the Company furnishes to Executive in accordance with this Section.

(i) No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such employment, if obtained, or compensation or benefits payable in connection therewith, shall reduce any amounts or benefits to which Executive is entitled hereunder except as provided for in Section 2(c).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement on the date first written above.

THE COMPANY:

SM ENERGY COMPANY,
a Delaware corporation

By:/s/ JOHN R. MONARK
Name:  John R. Monark
Title:  Vice President – Human Resources

EXECUTIVE:

/s/ MILAM RANDOLPH PHARO
Milam Randolph Pharo